The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Registration Statement No. 333-173924
Filed Pursuant to Rule 424(b)(2)

Subject to Completion, dated July 2, 2012

Pricing Supplement to the Prospectus dated June 22, 2011, the Prospectus Supplement dated June 22, 2011 and the Product Supplement dated June 23, 2011
Senior Medium-Term Notes, Series B
Buffered Bullish Enhanced Return Notes due January 31, 2014
Each Linked to a Single Exchange Traded Fund

•
This pricing supplement relates to three separate note offerings of Buffered Bullish Enhanced Return Notes.  Each issue of the notes is linked to one, and only one, Underlying Asset named below.  You may participate in any of the three offerings or, at your election, two or more of the offerings.  This pricing supplement does not, however, allow you to purchase a single note linked to a basket of two or more of the Underlying Assets described below.

•	An investor in the notes may lose up to 90% of their principal at maturity

•
The notes are designed for investors who seek a 200% leveraged return based on the appreciation in the share price of the applicable Underlying Asset.  Investors should be willing to accept a payment at maturity that is capped at the applicable Maximum Redemption Amount, be willing to forgo periodic interest, and be willing to lose 1% of their principal amount for each 1% that the price of the applicable Underlying Asset decreases by more than 10% from its price on the Pricing Date.

•	Any payment at maturity is subject to the credit risk of Bank of Montreal.

•	Investing in the notes is not the equivalent of investing in the shares of the applicable Underlying Asset.

•	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

•	Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

Common Terms for Each of the Notes:
Pricing Date:	On or about July 26, 2012	Buffer Percentage:	10%
Issue Date:	On or about July 31, 2012	Buffer Level:	90% of the Initial Level
Valuation Date:	On or about January 28, 2014	Upside Leverage Factor:	200%
Maturity Date:	On or about January 31, 2014
Specific Terms for Each of the Notes:

Underlying Asset	Principal Amount*	Cap*	Maximum Redemption Amount*	Initial Level*	CUSIP	Price to Public(1)	Agent’s Commission(1)	Proceeds to Bank of Montreal
Financial Select Sector SPDR® Fund (XLF)	US$●	[8.25-9.75%]	[$1,165-$1,195]		06366RFV2	100% US$●	●% US$●	●% US$●
Energy Select Sector SPDR® Fund (XLE)	US$●	[7.75-9.25%]	[$1,155-$1,185]		06366RFW0	100% US$●	●% US$●	●% US$●
iShares® Dow Jones U.S. Real Estate Index Fund (IYR)	US$●	[6.75-8.25%]	[$1,135-$1,165]		06366RFX8	100% US$●	●% US$●	●% US$●
* The actual principal amount, Cap, Maximum Redemption Amount and Initial Level for each note will be set on the Pricing Date.
(1)  In addition to the agent’s commission, the price to the public specified above may include the profit that we would recognize earned by hedging our exposure under the notes.  The actual agent’s commission will be set forth in the final pricing supplement.
Investing in the notes involves risks, including those described in “Selected Risk Considerations” beginning on page P-5 of this pricing supplement, “Additional Risk Factors Relating to the Notes” beginning on page PS-5 of the product supplement, and “Risk Factors” beginning on page S-3 of the prospectus supplement and on page 7 of the prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement, the product supplement, the prospectus supplement or the prospectus.  Any representation to the contrary is a criminal offense.
The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.
We expect to deliver the notes through the facilities of The Depository Trust Company on or about July 31, 2012.

BMO CAPITAL MARKETS

Key Terms of Each of the Notes:

General:
This pricing supplement relates to three separate offerings of notes.  Each offering is a separate offering of notes linked to one, and only one, Underlying Asset.  If you wish to participate in more than one offering, you must separately purchase the applicable notes.  The notes offered by this pricing supplement do not represent notes linked to a basket of the Underlying Assets.

Payment at Maturity:
If the Percentage Change is greater than or equal to the applicable Cap, then the amount that the investors will receive at maturity for each $1,000 in principal amount of the notes will equal the applicable Maximum Redemption Amount.

If the Percentage Change is positive but is less than the applicable Cap, then the amount that the investors will receive at maturity for each $1,000 in principal amount of the notes will equal:

Principal Amount + [Principal Amount × (Percentage Change x Upside Leverage Factor)]

If the Percentage Change is between 0% and -10% inclusive, then the amount that the investors will receive at maturity will equal the principal amount of the notes.

If the Percentage Change is less than -10%, then the payment at maturity will equal: Principal Amount + [Principal Amount × (Percentage Change + Buffer Percentage)]

Upside Leverage Factor:	200%

Initial Level:	The closing price of one share of the applicable Underlying Asset on the Pricing Date.

Final Level:	The closing price of one share of the applicable Underlying Asset on the applicable Valuation Date.

Buffer Level:	90% of the Initial Level.

Buffer Percentage:
10%.  Accordingly, you will receive the principal amount of your notes at maturity only if the price of the applicable Underlying Asset does not decrease by more than 10%.  If the Final Level is less than the Buffer Level, you will receive less than the principal amount of your notes at maturity, and you could lose up to 90% of the principal amount of your notes.

Percentage Change:	Final Level – Initial Level, expressed as a percentage. Initial Level

Pricing Date:	On or about July 26, 2012

Settlement Date:	On or about July 31, 2012

Valuation Date:	On or about January 28, 2014

Maturity Date:	On or about January 31, 2014

Automatic Redemption:	Not applicable.

Calculation Agent:	BMO Capital Markets Corp.

Selling Agent:	BMO Capital Markets Corp.

Key Terms of the Notes Linked to the Financial Select Sector SPDR® Fund:

Underlying Asset:
Financial Select Sector SPDR® Fund (NYSE Arca symbol: XLF).  See the section below entitled “The Underlying Assets—Financial Select Sector SPDR® Fund and Energy Select Sector SPDR® Fund” for additional information about the Underlying Asset.

Cap:	[8.25-9.75%] (to be determined on the Pricing Date)

Maximum Redemption Amount:	[$1,165-$1,195] (to be determined on the Pricing Date)

CUSIP:	06366RFV2

Key Terms of the Notes Linked to the Energy Select Sector SPDR® Fund:

Underlying Asset:
Energy Select Sector SPDR® Fund (NYSE Arca symbol: XLE).  See the section below entitled “The Underlying Assets—Financial Select Sector SPDR® Fund and Energy Select Sector SPDR® Fund” for additional information about the Underlying Asset.

Cap:	[7.75-9.25%] (to be determined on the Pricing Date)

Maximum Redemption Amount:	[$1,155-$1,185] (to be determined on the Pricing Date)

CUSIP:	06366RFW0

Key Terms of the Notes Linked to the iShares® Dow Jones U.S. Real Estate Index Fund:

Underlying Asset:
iShares® Dow Jones U.S. Real Estate Index Fund (NYSE Arca symbol: IYR).  See the section below entitled “The Underlying Assets—iShares® Dow Jones U.S. Real Estate Index Fund” for additional information about the Underlying Asset.

Cap:	[6.75-8.25%] (to be determined on the Pricing Date)

Maximum Redemption Amount:	[$1,135-$1,165] (to be determined on the Pricing Date)

CUSIP:	06366RFX8

The Pricing Date and the Settlement Date are subject to change.  The actual Pricing Date, Settlement Date, Valuation Date, Maturity Date, Cap, Maximum Redemption Amount, Initial Level and Buffer Level for each of the notes will be set forth in the final pricing supplement.

We may use this pricing supplement in the initial sale of the notes.  In addition, BMO Capital Markets Corp. or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale.  Unless our agent or we inform you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Additional Terms of the Notes

This pricing supplement relates to three separate note offerings. Each issue of offered notes is linked to one, and only one, Underlying Asset. The purchaser of a note will acquire a security linked to a single Underlying Asset (and not to a basket that includes any other Underlying Asset). You may participate in one, two or three of the note offerings.

You should read this pricing supplement together with the product supplement dated June 23, 2011, the prospectus supplement dated June 22, 2011 and the prospectus dated June 22, 2011.  This pricing supplement, together with the documents listed below, contains the terms of each of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent.  You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Relating to the Notes” in the product supplement, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement dated June 23, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000121465911002118/f622112424b5.htm

•	Prospectus supplement dated June 22, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000095012311060741/o71090b5e424b5.htm

•	Prospectus dated June 22, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000095012311060730/o71090b2e424b2.htm

Our Central Index Key, or CIK, on the SEC website is 927971.  As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to Bank of Montreal.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in any of the Underlying Assets.  These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement dated June 23, 2011.

•
Your investment in the notes may result in a loss. — You may lose some or substantially all of your investment in the notes. The minimum percentage of your principal that you are entitled to receive under the terms of the notes is only 10%. The payment at maturity will be based on the applicable Final Level, and whether the applicable Final Level of the applicable Underlying Asset on the applicable Valuation Date has declined from the applicable Initial Level to a level that is less than the applicable Buffer Level. Accordingly, you could lose up to 90% of the principal amount of your notes.

•
Your return on the notes is limited to the applicable Maximum Redemption Amount, regardless of any appreciation in the share price of the applicable Underlying Asset. — You will not receive a payment at maturity with a value greater than the applicable Maximum Redemption Amount. This will be the case even if the Percentage Change of the applicable Underlying Asset exceeds the applicable Cap.

•
Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay the amount due at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

•
Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We or one or more of our affiliates may also engage in trading shares of the Underlying Assets or the securities included in the Underlying Assets on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers. Any of these activities could adversely affect the prices of the Underlying Assets and, therefore, the market value of the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Underlying Assets. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

•
The inclusion of the underwriting commission and hedging profits, if any, in the original offering price of the notes, as well as our hedging costs, is likely to adversely affect the price at which you can sell your notes. — Assuming no change in market conditions or any other relevant factors, the price, if any, at which BMO Capital Markets Corp. or any other party may be willing to purchase the notes in secondary market transactions may be lower than the initial public offering price. The initial public offering price will include, and any price quoted to you is likely to exclude, the underwriting commission paid in connection with the initial distribution. The initial public offering price may also include, and any price quoted to you would be likely to exclude, the hedging profits that we expect to earn with respect to hedging our exposure under the notes. In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs.

•
You will not have any ownership rights in the applicable Underlying Asset or any securities held by the applicable Underlying Asset and will have no right to receive any of those shares or other distributions. — Investing in your notes will not make you a holder of any shares of the applicable Underlying Asset, or any securities held by the applicable Underlying Asset. Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions, or any other rights with respect to the applicable Underlying Asset or those securities held by the applicable Underlying Asset.

•
Changes that affect the applicable index underlying an Underlying Asset will affect the market value of the notes and the amount you will receive at maturity. — The policies of the sponsors (each, an “Index Sponsor”) of the Financial Select Sector Index,  the Energy Select Sector Index and the Dow Jones U.S. Real Estate IndexSM (each, an “Underlying Index”) concerning the calculation of the applicable Underlying Index, additions, deletions or substitutions of the components of the applicable Underlying Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the applicable Underlying Index and, therefore, could affect the share price of the applicable Underlying Asset, the amount payable on the notes at maturity, and the market value of the notes prior to maturity. The amount payable on the notes and their market value could also be affected if the applicable Index Sponsor changes these policies, for example, by changing the manner in which it calculates the applicable Underlying Index, or if the applicable Index Sponsor discontinues or suspends the calculation or publication of the applicable Underlying Index.

•
Adjustments to the applicable Underlying Asset could adversely affect the notes. — SSgA Funds Management, Inc. (“SSFM”), as the investment advisor of the Financial Select Sector SPDR® Fund and the Energy Select Sector SPDR® Fund, and BlackRock Fund Advisors (“BFA”), as the investment advisor of the iShares® Dow Jones U.S. Real Estate Index Fund, are responsible for calculating and maintaining the applicable Underlying Asset. SSFM and BFA can add, delete or substitute the stocks comprising the applicable Underlying Asset. SSFM and BFA may make other methodological changes that could change the share price of the applicable Underlying Asset at any time. No investment advisor is involved in any offering of the notes in any way and none has any obligation to consider your interests as an owner of the notes in taking any actions relating to the applicable Underlying Asset that might affect the value of the notes. If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of notes linked to the applicable Underlying Asset.

•
We and our affiliates generally do not have any affiliation with the investment advisor of the applicable Underlying Asset and are not responsible for their public disclosure of information. — SSFM, as the investment advisor of the Financial Select Sector SPDR® Fund, and BFA, as the investment advisor of the iShares® Dow Jones U.S. Real Estate Index Fund, advises the applicable Underlying Asset on various matters including matters relating to the policies, maintenance and calculation of the applicable Underlying Asset. We and our affiliates are not affiliated with any investment advisor of any Underlying Asset in any way and have no ability to control or predict any of their actions, including any errors in or discontinuance of disclosure regarding the applicable Underlying Asset or their methods or policies relating to the applicable Underlying Asset. Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about the applicable investment advisor or Underlying Asset contained in any public disclosure of information. You, as an investor in the notes, should make your own investigation into the applicable Underlying Asset.

•
We have no affiliation with any Index Sponsor and will not be responsible for any actions taken by any Index Sponsor. — None of the Index Sponsors is an affiliate of ours or will be involved in any offerings of the notes in any way. Consequently, we have no control over the actions of any Index Sponsor, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. The Index Sponsors have no obligation of any sort with respect to the notes. Thus, the Index Sponsors have no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the notes. None of our proceeds from any issuance of the notes will be delivered to any Index Sponsor.

•
The correlation between the performance of the applicable Underlying Asset and the performance of the applicable Underlying Index may be imperfect. — The performance of the applicable Underlying Asset is linked principally to the performance of the applicable Underlying Index. However, because of the potential discrepancies identified in more detail in the product supplement, the return on the applicable Underlying Asset may correlate imperfectly with the return on the applicable Underlying Index.

•
The applicable Underlying Asset is subject to management risks. — The applicable Underlying Asset is subject to management risk, which is the risk that the investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the investment advisor may invest a portion of the applicable Underlying Asset’s assets in securities not included in the relevant industry or sector but which the investment advisor believes will help the applicable Underlying Asset track the relevant industry or sector.

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The stocks included in the applicable Underlying Index are concentrated in one sector. — All of the stocks included in the applicable Underlying Index are issued by companies in the financial sector, the energy sector, or the real estate industry, as applicable. As a result, the stocks that will determine the performance of the notes are concentrated in one sector. Although an investment in the notes will not give holders any ownership or other direct interests in the stocks underlying the applicable Underlying Index, the return on an investment in the notes will be subject to certain risks associated with a direct equity investment in companies in the applicable market sector. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

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The Financial Select Sector Index is linked to the performance of the financial services sector, and adverse conditions in the financial sector may reduce your return on the notes linked to the Financial Select Sector SPDR® Fund. — All or substantially all of the equity securities included in the Financial Select Sector Index are issued by companies whose primary lines of business are directly associated with the financial services sector. The profitability of these companies is largely dependent on the availability and cost of capital funds, and can fluctuate significantly, particularly when market interest rates change. Credit losses resulting from financial difficulties of these companies’ customers can negatively impact the sector. In addition, adverse economic, business, or political developments affecting the U.S., including with respect to real estate and loans secured by real estate, could have a major effect on the value of many of the stocks included in the Financial Select Sector Index.  As a result of these factors, the value of the notes linked to the Financial Select Sector SPDR® Fund may be subject to greater volatility and be more adversely affected by economic, political, or regulatory events relating to the financial services sector.

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The current financial crisis has adversely impacted the stock prices of many companies in the financial services sector, and may continue to do so during the term of the notes. — The ongoing financial crisis in the United States has resulted, and may continue to result, in significant losses among companies that operate in the financial services sector. These recent events in the financial sector and deterioration in the credit markets generally have also resulted, and may continue to result, in a high degree of volatility in the stock prices of financial institutions, and substantial fluctuations in the profitability and ongoing viability of these companies. Numerous financial services companies have experienced substantial decreases in the value of their assets, taken action to raise capital (including the issuance of debt or equity securities), or even ceased operations. Further, companies in the financial services sector have been subject to unprecedented government actions and regulation, which may limit the scope of their operations and, in turn, result in a decrease in value of these companies. Any of these factors may have an adverse impact on the performance of the Financial Select Sector Index. As a result, the share price of the Financial Select Sector SPDR® Fund and, consequently, the value of the notes linked to that fund, may be adversely affected by ongoing economic, political, or regulatory events affecting the financial services sector or one of the sub-sectors of the financial services sector.

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The stocks of companies in the energy sector are subject to swift price and supply fluctuations. — The issuers of the stocks included in the Energy Select Sector Index develop and produce, among other things, crude oil and natural gas, and provide, among other things, drilling services and other services related to energy resources production and distribution. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products in general. The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of these companies. Correspondingly, the stocks of companies in the energy sector are subject to swift price fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects and tax and other governmental regulatory policies. Weak demand for the companies’ products or services or for energy products and services in general, as well as negative developments in these other areas, would adversely impact the value of the stocks included in the Energy Select Sector Index and, therefore, the share price of the Energy Select Sector SPDR® Fund and the value of the notes linked to that fund.

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There are risks associated with the real estate industry. — All of the stocks included in the Dow Jones U.S. Real Estate Index are issued by companies involved directly or indirectly in the real estate industry. The value of real estate and, consequently, companies involved in the real estate industry may be affected by many complex factors that interrelate with each other in complex and unpredictable ways. Such factors may include, but are not limited to, general economic and political conditions, liquidity in the real estate market, rising or falling interest rates, governmental actions and the ability of borrowers to obtain financing for real estate development or to repay their loans. Any negative developments in any such factor may negatively affect the value of companies included in the Dow Jones U.S. Real Estate Index and, consequently, may adversely affect the iShares® Dow Jones U.S. Real Estate Index Fund and the value of the notes linked to that fund.

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Lack of liquidity. — The notes will not be listed on any securities exchange. BMO Capital Markets Corp. may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which BMO Capital Markets Corp. is willing to buy the notes.

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Hedging and trading activities. — We or any of our affiliates may carry out hedging activities related to the notes, including purchasing or selling the securities included in the applicable Underlying Asset, or futures or options relating to the applicable Underlying Asset, or other derivative instruments with returns linked or related to changes in the performance of the applicable Underlying Asset. We or our affiliates may also engage in trading relating to the applicable Underlying Asset from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect our payment to you at maturity.

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Many economic and market factors will influence the value of the notes. — In addition to the price of the applicable Underlying Asset and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.

Hypothetical Return on the Notes at Maturity

The following table and examples illustrate the hypothetical return at maturity on a $1,000 investment in the notes.  The “return,” as used in this section is the number, expressed as a percentage, which results from comparing the payment at maturity per $1,000 in principal amount of the notes to $1,000.  The hypothetical total returns set forth below are based on a hypothetical Initial Level of $100, a Buffer Percentage of 10% (the Buffer Level is 90% of the Initial Level), an Upside Leverage Factor of 200%, a hypothetical Cap of 8.00% (a percentage change in the Underlying Asset of 8.00% results in a maximum return on the notes of 16.00%), and a hypothetical Maximum Redemption Amount of $1,160.  The hypothetical returns set forth below are for illustrative purposes only and may not be the actual returns applicable to investors in the notes.  The numbers appearing in the following table and in the examples below have been rounded for ease of analysis.

Hypothetical Final Level	Percentage Change	Return on the Notes
$0.00	-100.00%	-90.00%
$50.00	-50.00%	-40.00%
$75.00	-25.00%	-15.00%
$80.00	-20.00%	-10.00%
$90.00	-10.00%	0.00%
$95.00	-5.00%	0.00%
$100.00	0.00%	0.00%
$105.00	5.00%	10.00%
$108.00	8.00%	16.00%
$110.00	10.00%	16.00%
$116.00	16.00%	16.00%
$125.00	25.00%	16.00%
$150.00	50.00%	16.00%
$175.00	75.00%	16.00%
$200.00	100.00%	16.00%

Hypothetical Examples of Amounts Payable at Maturity for a $1,000 Investment in the Notes

The following examples illustrate how the returns set forth in the table above are calculated.

Example 1: The price of the applicable Underlying Asset decreases from the hypothetical Initial Level of $100.00 to a hypothetical Final Level of $50.00, representing a Percentage Change of -50%.  Because the Percentage Change is negative and the Final Level of $50.00 is less than the Initial Level by more than the Buffer Percentage of 10%, the investor receives a payment at maturity of $600 per $1,000 in principal amount of the notes, calculated as follows:

$1,000 + [$1,000 x (-50% + 10%)] = $600

Example 2: The price of the applicable Underlying Asset decreases from the hypothetical Initial Level of $100.00 to a hypothetical Final Level of $95.00, representing a Percentage Change of -5%.  Although the Percentage Change is negative, because the Final Level of $95.00 is less than the Initial Level by not more than the Buffer Percentage of 10%, the investor receives a payment at maturity of $1,000 per $1,000 in principal amount of the notes.

Example 3: The price of the applicable Underlying Asset increases from the hypothetical Initial Level of $100.00 to a hypothetical Final Level of $105.00, representing a Percentage Change of 5%.  Because the Final Level of $105.00 is greater than the Initial Level and the Percentage Change of 5% does not exceed the Cap, the investor receives a payment at maturity of $1,100 per $1,000 in principal amount of the notes, calculated as follows:

$1,000 + [$1,000 x (5% x 200%)] = $1,100

Example 4: The price of the applicable Underlying Asset increases from the hypothetical Initial Level of $100.00 to a hypothetical Final Level of $125.00, representing a Percentage Change of 25%.  Because the Final Level of $125.00 is greater than the Initial Level and the Percentage Change of 25% exceeds the Cap, the investor receives a payment at maturity of $1,160 per $1,000 in principal amount of the notes, the Maximum Redemption Amount.

U.S. Federal Tax Information

By purchasing the notes, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat each note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product supplement under “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations,” which applies to the notes.

We will not attempt to ascertain whether any Underlying Asset or any issuer of any shares owned by the Underlying Asset is treated as a “U.S. real property holding corporation” within the meaning of Section 897 of the Code.  If any Underlying Asset or any issuer of any shares owned by the Underlying Asset were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a non-United States holder (as defined in the product supplement).  You should refer to any available information filed with the SEC by each Underlying Asset and any issuer of any shares owned by the Underlying Asset and consult your tax advisor regarding the possible consequences to you in this regard.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-United States holder (as defined in the product supplement).  Under recently proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the notes, may be treated as dividend equivalents.  If enacted in their current form, the regulations will impose a withholding tax on payments made on the notes on or after January 1, 2013 that are treated as dividend equivalents.  In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.  Further, non-United States holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the notes in order to minimize or avoid U.S. withholding taxes.

The Internal Revenue Service has issued notices and the Treasury Department has issued proposed regulations affecting the legislation enacted on March 18, 2010 and discussed in the product supplement under “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations—Legislation Affecting Taxation of Notes Held By or Through Foreign Entities.”  Pursuant to the Internal Revenue Service notices, withholding requirements with respect to the notes will generally begin no earlier than January 1, 2014. Pursuant to the proposed regulations, if finalized in their current form, the withholding tax will not be imposed on payments pursuant to obligations outstanding on January 1, 2013.  Holders are urged to consult their own tax advisors regarding the implications of this legislation and subsequent guidance on their investment in the notes.

Supplemental Plan of Distribution (Conflicts of Interest)

BMO Capital Markets Corp. will purchase the notes from us at a purchase price reflecting the commission set forth on the cover page of this pricing supplement. BMO Capital Markets Corp. has informed us that, as part of its distribution of the notes, it will reoffer the notes to other dealers who will sell them. Each such dealer, or further engaged by a dealer to whom BMO Capital Markets Corp. reoffers the notes, will purchase the notes at an agreed discount to the initial offering price.

We own, directly or indirectly, all of the outstanding equity securities of BMO Capital Markets Corp., the agent for this offering. In accordance with FINRA Rule 5121, BMO Capital Markets Corp. may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We reserve the right to withdraw, cancel or modify the offering of any of the notes and to reject orders in whole or in part. You may cancel any order for the notes prior to its acceptance.

You should not construe the offering of any of the notes as a recommendation of the merits of acquiring an investment linked to the applicable Underlying Asset (or any other Underlying Asset) or as to the suitability of an investment in the notes.

The Underlying Assets

We have derived the following information from publicly available documents published by the Select Sector SPDR® Trust and BlackRock Institutional Trust Company, N.A. (“BTC”), as applicable. We have not independently verified the accuracy or completeness of the following information. We are not affiliated with any Underlying Asset and the Underlying Assets will have no obligations with respect to the notes. This pricing supplement relates only to the notes and does not relate to any Underlying Asset or any securities included in the applicable Underlying Index. Neither we nor BMO Capital Markets Corp. participates in the preparation of the publicly available documents described below. Neither we nor BMO Capital Markets Corp. has made any due diligence inquiry with respect to any Underlying Asset in connection with the offering of the notes. There can be no assurance that all events occurring prior to the date of this pricing supplement, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading price of the shares of an Underlying Asset have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the applicable Underlying Asset could affect the value of the shares of that Underlying Asset on the applicable Valuation Date and therefore could affect the payment at maturity.

The selection of an Underlying Asset is not a recommendation to buy or sell the shares of any Underlying Asset. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of any Underlying Asset.

Financial Select Sector SPDR® Fund and Energy Select Sector SPDR® Fund

Each of the Financial Select Sector SPDR® Fund and the Energy Select Sector SPDR® Fund (each, a “SPDR Fund” and, collectively, the “SPDR Funds”) is an investment portfolio maintained and managed by SSFM. SSFM is the investment advisor to each of nine separate investment portfolios, including the Financial Select Sector SPDR® Fund and the Energy Select Sector SPDR® Fund, all of which are offered by the Select Sector SPDR® Trust, a registered investment company. The Financial Select Sector SPDR® Fund trades on the NYSE Arca under the ticker symbol “XLF,” and the Energy Select Sector SPDR® Fund trades under the ticker symbol “XLE.” A SPDR Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the applicable Underlying Index. A SPDR Fund typically earns income dividends from securities included in the applicable Underlying Index. These amounts, net of expenses and taxes (if applicable), are passed along to its shareholders as “ordinary income.” In addition, a SPDR Fund realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because your notes are linked only to the share price of the applicable SPDR Fund, you will not be entitled to receive income, dividend, or capital gain distributions from the applicable SPDR Fund or any equivalent payments.

Information provided to or filed with the SEC by the Select Sector SPDR® Trust under the Exchange Act or the Investment Company Act can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov. Additional information about SSFM and the applicable SPDR Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Select Sector SPDR® website at http://www.sectorspdr.com. We have not independently verified the accuracy or completeness of such information. Information contained in the Select Sector SPDR®’s website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The Financial Select Sector Index measures the performance of the financial sector of the U.S. equity market. The Financial Select Sector SPDR® Fund is composed of a wide range of financial service firms with diversified ranging from investment management to commercial and investment banking.

The Energy Select Sector Index measures the performance of the energy sector of the U.S. equity market. The Energy Select Sector SPDR® Fund is composed of equity securities of companies from the oil, gas and consumable fuels industry, as well as the energy equipment and services industry.

The SPDR Funds utilize a “passive” or “indexing” investment approach in attempting to track the performance of the applicable Underlying Index. A SPDR Fund will invest in all of the securities which comprise the applicable Underlying Index. A SPDR Fund will normally invest at least 95% of its total assets in common stocks that comprise the applicable Underlying Index.

The Financial Select Sector Index

The Financial Select Sector Index is a modified market capitalization-based index. The Financial Select Sector Index is intended to track the movements of companies that are components of the S&P 500® Index and, as of June 25, 2012, includes the shares of common stock of 81 companies from the following industries: diversified financial services, insurance, commercial banks, capital markets, real estate investment trusts, thrift & mortgage finance, consumer finance, and real estate management and development.

The Energy Select Sector Index

The Energy Select Sector Index is a modified market capitalization-based index. The Energy Select Sector Index is intended to track the movements of companies that are components of the S&P 500® Index and, as of June 25, 2012, includes the shares of common stock of 44 companies from the oil, gas and consumable fuels industry, as well as the energy equipment and services industry.

The Select Sector Indices

All disclosures contained in this pricing supplement regarding the Select Sector Indices, including, without limitation, its make-up, method of calculation and changes in its components has been derived from publicly available information.  This information reflects the policies of, and is subject to change by, Standard & Poor’s Financial Services LLC (“S&P”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Index Compilation Agent”).  Neither we nor BMO Capital Markets Corp. accept any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the Select Sector Indices or any successor to the Select Sector Indices.

Each of the Financial Select Sector Index and the Energy Select Sector Index is one of the Select Sector Indices.  The Select Sector Indices are sub-indices of the S&P 500® Index.  Each stock in the S&P 500® Index is allocated to only one Select Sector Index, and the combined companies of the nine Select Sector Indices represent all of the companies in the S&P 500® Index.  The industry indices are sub-categories within each Select Sector Index and represent a specific industry segment of the overall Select Sector Index.  The nine Select Sector Indices seek to represent the S&P 500® Index sectors.

The stocks included in each Select Sector Index are selected by Index Compilation Agent based on the sector classification methodology of S&P. S&P acts as index calculation agent in connection with the calculation and dissemination of each Select Sector Index. Each stock in the S&P 500® Index is allocated to only one Select Sector Index, and the nine Select Sector Indices together comprise all of the companies in the S&P 500® Index.

Each Select Sector Index was developed and is maintained in accordance with the following criteria:

•	Each of the component stocks in a Select Sector Index (the “Component Stocks”) is a constituent company of the S&P 500® Index.

•
The nine Select Sector Indices together will include all of the companies represented in the S&P 500® Index and each of the stocks in the S&P 500® Index will be allocated to one and only one of the Select Sector Indices.

•
The Index Compilation Agent assigns each constituent stock of the S&P 500® Index to a Select Sector Index. The Index Compilation Agent, after consultation with S&P, assigns a company’s stock to a particular Select Sector Index on the basis of that company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in each Select Sector Index.

•
Each Select Sector Index is calculated by S&P using a modified “market capitalization” methodology. This design ensures that each of the Component Stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of that Select Sector Index. However, under certain conditions, the number of shares of a Component Stock within the Select Sector Index may be adjusted to conform to Internal Revenue Code requirements.

Each Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500® Index, using a base−weighted aggregate methodology. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.

Index Compilation Agent may at any time determine that a Component Stock which has been assigned to one Select Sector Index has undergone a transformation in the composition of its business, and that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that Index Compilation Agent notifies S&P that a Component Stock’s Select Sector Index assignment should be changed, S&P will disseminate notice of the change following its standard procedure for announcing index changes, and will implement the change in the affected Select Sector Indexes on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable.

Component Stocks removed from and added to the S&P 500® Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500® Index insofar as practicable.

iShares® Dow Jones U.S Real Estate Index Fund

iShares consists of numerous separate investment portfolios, including the iShares® Dow Jones U.S Real Estate Index Fund. The iShares® Dow Jones U.S Real Estate Index Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Dow Jones U.S. Real Estate IndexSM. The iShares® Dow Jones U.S Real Estate Index Fund typically invests at least 90% of its assets in securities of the Dow Jones U.S. Real Estate IndexSM and in depositary receipts representing securities of the Dow Jones U.S. Real Estate IndexSM. The iShares® Dow Jones U.S Real Estate Index Fund may invest the remainder of its assets in securities not included in the Dow Jones U.S. Real Estate IndexSM, but which BlackRock Fund Advisors (“BFA”) believes will help the iShares® Dow Jones U.S Real Estate Index Fund track that index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates.

The iShares® Dow Jones U.S Real Estate Index Fund earns income dividends from securities included in the Dow Jones U.S. Real Estate IndexSM. These amounts, net of expenses and taxes (if applicable), are passed along to its shareholders as “ordinary income.” In addition, the iShares® Dow Jones U.S Real Estate Index Fund realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the Notes are linked only to the share price of the iShares® Dow Jones U.S Real Estate Index Fund, you will not be entitled to receive income, dividend, or capital gain distributions from the iShares® Dow Jones U.S Real Estate Index Fund or any equivalent payments.

The iShares® Dow Jones U.S. Real Estate Index Fund uses a representative sampling indexing strategy.  Representative sampling is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to the Dow Jones U.S. Real Estate IndexSM. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the underlying index. The iShares® Dow Jones U.S Real Estate Index Fund may or may not hold all of the securities in the Dow Jones U.S. Real Estate IndexSM.  As of June 26, 2012, the iShares® Dow Jones U.S Real Estate Index Fund held the securities of 84 companies included in the Dow Jones U.S. Real Estate IndexSM.

Information provided to or filed with the SEC by iShares under the Securities Exchange Act of 1934 and the Investment Company Act of 1940 can be located at the SEC’s facilities or through the SEC’s Website by reference to SEC file numbers 333-92935 and 811-09729, respectively.  We make no representation or warranty as to the accuracy or completeness of the information or reports.

The shares of the iShares® Dow Jones U.S Real Estate Index Fund trade on the NYSE Arca under the symbol “IYR.”

“iShares®” is a registered mark of BTC. BTC has licensed certain trademarks and trade names of BTC for our use. The notes are not sponsored, endorsed, sold, or promoted by BTC, or its affiliates, including BFA. Neither BTC nor BFA makes any representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. Neither BTC nor BFA shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the notes or in connection with our use of information about any Underlying Asset.

Dow Jones U.S. Real Estate IndexSM

We have derived all information contained in this pricing supplement regarding the Dow Jones U.S. Real Estate IndexSM, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Neither we nor BMO Capital Markets Corp. have independently verified the accuracy or completeness of that information. The Dow Jones U.S. Real Estate IndexSM is a product of Dow Jones Indexes, a licensed trademark of CME Group Index Services LLC (“CME Indexes”), had has been licensed for use. “Dow Jones®,” “Dow Jones U.S. Real Estate IndexSM” and “Dow Jones Indexes” are service marks of Dow Jones Trademark Holdings, LLC (“Dow Jones”). Such information reflects the policies of, and is subject to change by, Dow Jones, and CME Indexes.  The Dow Jones U.S. Real Estate IndexSM is calculated, maintained, and published by Dow Jones and CME Indexes.  The information reflects the policies of, and is subject to change by Dow Jones, and CME Indexes. Dow Jones, and CME Indexes have no obligation to continue to publish, and may discontinue publication of, the index.

The Dow Jones U.S. Real Estate IndexSM is a float-adjusted market capitalization-weighted real-time index that provides a broad measure of the performance of the real estate sector of the U.S. securities market. Component companies consist of Real Estate Investment Trusts (“REITs”), and other companies that invest directly or indirectly in real estate through development, management, or ownership, including property agencies. Because the index is comprised primarily of REITs, the prices of the component stocks reflect changes in lease rates, vacancies, property development and other transactions. The Dow Jones U.S. Real Estate IndexSM was first calculated on February 14, 2000. The Dow Jones U.S. Real Estate IndexSM is a price return index, which means that dividend payments by component companies are not taken into account when calculating the level of the index. The level of the index was set to 100 on the base date of December 31, 1991.

The Dow Jones U.S. Real Estate IndexSM is a subset of the Dow Jones U.S. IndexSM, a broad-based measure of the U.S. stock market, which aims to measure the performance of 95% of U.S. stocks by float-adjusted market capitalization.  The index universe is defined as all stocks traded on the major U.S. stock exchanges, minus any non-common issues and illiquid stocks. The Dow Jones U.S. IndexSM is part of the Dow Jones Global Indexes, which is a benchmark family of indices that currently follows stocks from 42 countries.  It is a market capitalization-weighted index, adjusted for free-float shares and calculated on a price and total return basis.

Composition and Maintenance

Defining the Investable Universe: The Dow Jones U.S. Real Estate IndexSM component candidates must trade on a major U.S. stock exchange and must be common shares or other securities that have the characteristics of common equities. All classes of common shares, both fully and partially paid, are eligible. Fixed-dividend shares and securities such as convertible notes, warrants, rights, mutual funds, unit investment trusts, closed-end fund shares, and shares in limited partnerships are not eligible. Temporary issues arising from corporate actions, such as “when-issued shares,” are considered on a case-by-case basis when necessary to maintain continuity in a company’s index membership. REITs, listed property trusts (LPTs), and similar real-property-owning pass-through structures taxed as REITs by their domiciles are also eligible. Multiple classes of shares are included if each issue, on its own merit, meets the other eligibility criteria. Securities that have had more than ten non-trading days during the past quarter are excluded.

Stock Selection: The index universe is sorted by float-adjusted market capitalization and the stocks in the top 95% are selected as components of the index, excluding stocks that fall within the bottom 1% of the universe according to their free-float market capitalization and within the bottom .01% of the universe according to their turnover. To be included in the index, the issuer of each component security must be classified in the Real Estate supersector, as defined by the proprietary classification system used by Dow Jones Indexes.

Review Process: The index is reviewed by Dow Jones Trademark Holdings LLC (“Dow Jones”) on a quarterly basis. Shares outstanding totals for component stocks are updated during each quarterly review. If the number of outstanding shares for an index component changes by more than 10% due to a corporate action, the shares total will be adjusted immediately after the close of trading on the date of such event. If a change in float-adjusted shares reflects a combination of a share increase (or decrease) and block ownership decrease (or increase), such as a secondary offering (or block purchase), the new total of outstanding shares will be used to calculate the new share blocks. If a block ownership change is part of a float change involving a change in total shares outstanding of less than 10%, the block must increase (or decrease) by at least five percentage points to trigger the adjustment. If the impact of corporate actions during the period between quarterly share updates changes the number of a company’s float-adjusted shares outstanding by 10% or more, the company’s shares and float factor will be updated as soon as prudently possible. In the event that a component no longer meets the eligibility requirements, it will be removed from the index.

Whenever possible, Dow Jones will announce any such change at least two business days prior to its implementation. Changes in shares outstanding due to stock dividends, splits, and other corporate actions also are adjusted immediately after the close of trading on the day they become effective. Quarterly reviews are implemented during March, June, September, and December. Both component changes and share changes become effective at the opening on the first Monday after the third Friday of the review month. Changes to the index are implemented after the official closing levels have been established. All adjustments are made before the start of the next trading day. Constituent changes that result from a periodic review will be announced on the second Friday of the third month of each quarter.

In addition to the scheduled quarterly reviews, the index is reviewed on an ongoing basis. Changes in the Dow Jones U.S. Real Estate Index’sSM composition and related weight adjustments are necessary whenever there are extraordinary events such as delistings, bankruptcies, mergers, or takeovers involving index components. In these cases, each event will be taken into account as soon as it is effective. Whenever possible, the changes in the Dow Jones U.S. Real Estate IndexSM components will be announced at least two business days prior to their implementation date.

Historical Performance of the Underlying Assets

The following tables set forth the quarter-end high and low closing prices for each Underlying Asset from the first quarter of 2007 through June 26, 2012.

The historical prices of the Underlying Assets are provided for informational purposes only. You should not take the historical prices of the applicable Underlying Asset as an indication of its future performance, which may be better or worse than the prices set forth below.

Closing Prices of the Financial Select Sector SPDR® Fund

		High (in $)	Low (in $)

2007	First Quarter	37.94	34.67
	Second Quarter	38.00	35.34
	Third Quarter	36.76	32.15
	Fourth Quarter	35.83	28.19

2008	First Quarter	29.50	23.40
	Second Quarter	27.67	20.20
	Third Quarter	22.64	17.18
	Fourth Quarter	20.58	9.39

2009	First Quarter	12.69	6.20
	Second Quarter	13.02	9.06
	Third Quarter	15.34	11.10
	Fourth Quarter	15.71	14.02

2010	First Quarter	16.02	13.66
	Second Quarter	17.05	13.81
	Third Quarter	15.08	13.44
	Fourth Quarter	16.01	14.34

2011	First Quarter	17.20	15.91
	Second Quarter	16.70	14.71
	Third Quarter	15.65	11.53
	Fourth Quarter	14.05	11.28

2012	First Quarter	15.97	13.30
	Second Quarter (through June 26, 2012)	15.91	13.37

Closing Prices of the Energy Select Sector SPDR® Fund

		High (in $)	Low (in $)

2007	First Quarter	61.00	54.05
	Second Quarter	71.10	60.87
	Third Quarter	75.70	65.05
	Fourth Quarter	80.40	71.16

2008	First Quarter	80.40	67.27
	Second Quarter	90.25	75.10
	Third Quarter	88.97	61.65
	Fourth Quarter	62.36	40.00

2009	First Quarter	51.95	38.12
	Second Quarter	53.95	43.36
	Third Quarter	55.89	44.52
	Fourth Quarter	59.76	51.97

2010	First Quarter	60.30	53.74
	Second Quarter	62.07	49.68
	Third Quarter	56.31	49.38
	Fourth Quarter	68.25	56.11

2011	First Quarter	80.01	67.78
	Second Quarter	80.44	70.99
	Third Quarter	79.79	58.59
	Fourth Quarter	73.04	56.55

2012	First Quarter	76.29	69.46
	Second Quarter (through June 26, 2012)	72.42	62.00

Closing Prices of the iShares® Dow Jones U.S. Real Estate Index Fund

		High (in $)	Low (in $)

2007	First Quarter	94.71	82.34
	Second Quarter	87.77	76.86
	Third Quarter	80.25	67.79
	Fourth Quarter	80.85	65.00

2008	First Quarter	68.22	59.02
	Second Quarter	71.65	60.95
	Third Quarter	67.20	56.34
	Fourth Quarter	61.17	25.40

2009	First Quarter	37.26	22.21
	Second Quarter	35.55	25.30
	Third Quarter	45.04	29.88
	Fourth Quarter	47.44	39.63

2010	First Quarter	50.83	42.45
	Second Quarter	54.66	46.95
	Third Quarter	55.21	45.32
	Fourth Quarter	57.62	52.71

2011	First Quarter	60.58	55.59
	Second Quarter	62.80	58.17
	Third Quarter	62.92	49.14
	Fourth Quarter	58.00	48.19

2012	First Quarter	62.57	56.52
	Second Quarter (through June 26, 2012)	64.47	59.25